EXHIBIT 99.1

SMTC Appoints Sushil Dhiman as President and Chief Executive Officer

TORONTO, Dec. 23, 2013 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX) ("SMTC"), a global electronics manufacturing services provider, today announced the appointment of Sushil Dhiman as its President and Chief Executive Officer effective January 6, 2014. Mr. Dhiman will also be nominated to join the Board of Directors of the Company.

Mr. Dhiman is a respected and accomplished executive with over 25 years of experience in the EMS industry. He joins SMTC from Sanmina Corporation where he was Senior Vice President of Operations. During his career, he has been responsible for managing multiple facilities generating over $500 million in revenue. Mr. Dhiman has successfully grown and lead complex operations by developing new business and effectively managing costs and working capital.

"As you know, we conducted an extensive search, with the assistance of an internationally known recruiting firm. We are pleased that our search resulted in Sushil joining SMTC as President and CEO. He brings a wealth of experience in operations, customer service and business development. I believe he is a great fit for our company and expect him to have a significant impact on the success of SMTC," stated Executive Chairman Clarke Bailey.

"With Sushil joining SMTC as President and CEO, Larry Silber will continue to be on the Board as a director. On behalf of the Board and shareholders I want to thank Larry for his willingness to and commitment in leading the company during a critical time. He accomplished much during a short period and positioned the company for further improvements and expansion in the future," stated Clarke Bailey.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Mexico, and China, with more than 2,200 employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments. SMTC was recognized in 2012 by Frost & Sullivan with the Global EMS Award for Product Quality Leadership and 2013 with the North American Growth Leadership Award in the EMS industry, as one of the fastest growth companies in 2012.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

The SMTC Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9800

CONTACT: Investor Relations Information:
         Larry Silber
         Interim President and Chief Executive Officer
         Telephone: (905) 413.1190
         Email: investorrelations@smtc.com

         Public Relations Information:
         Tom Reilly
         Director of Marketing
         Telephone: (905) 413.1188
         Email: publicrelations@smtc.com